EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2013 First Quarter Financial Results

ELGIN, Ill., May 2, 2013 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the first quarter of fiscal 2013, which ended March 23, 2013.

First quarter highlights include:

  Revenues increased 18.8%, to $60.0 million, compared to $50.5 million in the first quarter of fiscal 2012. This increase was due to organic growth in the Environmental Services segment and the ramp up of the Oil Business segment.

  Loss per share was $0.02 in the first quarter of fiscal 2013 compared to earnings per share of $0.02 in the first quarter of fiscal 2012.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services. During the first quarter, Environmental Services revenues increased $4.3 million, or 14.0% compared to the first quarter of fiscal 2012, primarily from organic growth.

  Same-branch revenues for our Environmental Services segment increased 11.8% for the quarter, measured for the 69 branches that were in operation throughout both the first quarters of fiscal 2013 and 2012. Excluding the three branches in this group that gave up customers to new branch openings, the remaining 66 branches experienced an increase of $3.5 million, or 12.4% from the first quarter of fiscal 2012 to the first quarter of fiscal 2013.

  Average revenues per working day in our Environmental Services segment was approximately $580,000, compared to $515,000 in the first quarter of fiscal 2012 and compared to $570,000 in the fourth quarter of fiscal 2012.

  Our Oil Business segment includes used oil collection and re-refining activities. During the first quarter of fiscal 2013, Oil Business revenues increased $5.2 million, to $25.2 million from $20.0 million in the first quarter of fiscal 2012, reflecting revenues from sales of base oil produced in our used oil re-refinery in Indianapolis, which operated at a much higher rate during the first quarter of fiscal 2013 than the year-ago quarter.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "During the first quarter of 2013 the negative impact of unfavorable commodity prices continued to weigh on the profitability of our Oil Business segment and on our overall profitability. Base oil pricing continued to decline during most of the quarter. Fortunately, we believe that the unsustainable economic conditions present in the industry during the first quarter have begun to subside."

Chalhoub added: "We're happy to report that our board of directors has approved our plan to expand the annual input capacity of our Indianapolis, Indiana re-refinery by 25 million gallons. This expansion will bring the nameplate capacity of the facility from its current 50 million gallon level up to 75 million gallons. We expect the additional capacity to be added incrementally over the remainder of 2013 and the first half of 2014 with the entire amount of additional capacity in place by mid-2014. Completion of the expansion project will allow us to further increase the efficiency of our re-refining operation."

Chalhoub also added: "We executed well in our Environmental Services segment during the first quarter. We added three new branches during the quarter to bring our total number of branches to 74 at the end of the quarter. These new branches helped us continue to grow our revenues at double digit rates and we also further improved our margins in this segment during the first quarter."

Mark DeVita, Chief Financial Officer stated, "We are pleased with the double digit revenue growth and continued margin improvement in our Environmental Services segment. The Environmental Services segment delivered a margin before corporate SG&A of 23.5% (or 23.3% excluding the impact of our new Mirachem subsidiary) compared to 22.8% in the fourth quarter of 2012."

DeVita added: "Negative base oil pricing trends were a headwind during the first quarter. The average spot market price for the grade of base oil we produce declined approximately 9% for the first quarter compared to the fourth quarter of 2012. This follows declines in both the third and fourth quarters of 2012."

DeVita also added: "Our balance sheet remains strong as of the end of the first quarter of fiscal 2013, as we ended the quarter with $44.5 million in cash and cash equivalents and only $22.0 million in total debt."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties, and other important factors include, among others: volatility in the price of base oil; increased solvent, fuel, and energy costs and volatility in the price of crude oil; increased market supply or decreased demand for base oil; the used oil re-refinery does not perform as anticipated; the used oil re-refinery may not generate the operating results that we anticipate; changes in environmental laws that affect our business model; our ability to comply with the extensive environmental, health, and safety and employment laws and regulations that our Company is subject to; competition; economic conditions including conditions like those experienced in the recent recession and financial crisis and downturns in the business cycles of automotive repair shops, industrial manufacturing business, and small businesses in general; dependency on suppliers; our dependency on key employees; we do not realize the anticipated benefits from our acquisitions; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on February 27, 2013 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 74 branches serving over 88,000 customer locations.

Conference Call

The Company will host a conference call on Friday May 3, 2013 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 23, 2013	December 29, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 44,476	$ 47,766
Accounts receivable - net	24,612	23,338
Inventory - net	28,033	27,231
Deferred income taxes	759	759
Income tax receivables - current	698	648
Other current assets	3,598	2,821
Total Current Assets	102,176	102,563
Property, plant and equipment - net	73,604	72,246
Equipment at customers - net	18,215	17,946
Software and intangible assets - net	5,978	4,555
Goodwill	3,680	1,801
Total Assets	$ 203,653	$199,111

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 19,158	$ 16,509
Accrued salaries, wages, and benefits	2,965	2,544
Taxes payable	1,122	1,066
Current maturities of long-term debt and term loan	1,968	1,803
Other accrued expenses	2,613	2,512
Total Current Liabilities	27,826	24,434
Term loan, less current maturities	19,000	18,250
Long-term debt, less current maturities	1,053	828
Contingent consideration, less current portion	340	451
Deferred income taxes	5,358	5,757
Total Liabilities	$ 53,577	$ 49,720

STOCKHOLDERS' EQUITY:
Common stock - 22,000,000 shares authorized at $0.01 par value, 18,120,696 and 18,068,852 shares issued and outstanding at March 23, 2013 and December 29, 2012, respectively	$ 181	$ 181
Additional paid-in capital	141,883	141,612
Retained earnings	7,158	7,598
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	149,222	149,391
Noncontrolling Interest	854	—
Total Equity	150,076	149,391
Total Liabilities and Stockholders' Equity	$ 203,653	$ 199,111

Heritage-Crystal Clean, Inc.
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the First Quarters Ended,
	March 23, 2013	March 24, 2012

Revenues
Product revenues	$ 26,558	$ 21,215
Service revenues	33,449	29,294
Total revenues	$ 60,007	$ 50,509

Operating expenses
Operating costs	52,286	42,337
Selling, general, and administrative expenses	6,591	5,756
Depreciation and amortization	1,859	1,772
Other (income) expense - net	(8)	1
Operating (loss) income	(721)	643
Interest expense – net	106	187
(Loss) income before income taxes	(827)	456
(Benefit) Provision for income taxes	(407)	186
Net (loss) income	(420)	270
Income attributable to noncontrolling interest	20	—
Net (loss) income attributable to Heritage-Crystal Clean, Inc. common stockholders	$ (440)	$ 270

Net (loss) income per share: basic	$ (0.02)	$ 0.02
Net (loss) income per share: diluted	$ (0.02)	$ 0.02

Number of weighted average shares outstanding: basic	18,113	14,486
Number of weighted average shares outstanding: diluted	18,113	14,962

Heritage-Crystal Clean, Inc.
Segment Information
(Unaudited)

First Quarter Ended,
March 23, 2013

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 2,670	$ 23,888	$ —	$ 26,558
Service revenues	32,121	1,328		33,449
Total revenues	$ 34,791	$ 25,216	$ —	$ 60,007
Operating expenses
Operating costs	25,548	26,738	—	52,286
Operating depreciation and amortization	1,081	614	—	1,695
Profit (loss) before corporate selling, general, and administrative expenses	$ 8,162	$ (2,136)	$ —	$ 6,026
Selling, general, and administrative expenses			6,591	6,591
Depreciation and amortization from SG&A			164	164
Total selling, general, and administrative expenses			6,755	6,755
Other income - net			(8)	(8)
Operating loss				$ (721)

First Quarter Ended,
March 24, 2012

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 2,342	$ 18,873	—	$ 21,215
Service revenues	28,171	1,123		29,294
Total revenues	$ 30,513	$ 19,996	—	$ 50,509
Operating expenses
Operating costs	24,299	18,038	—	42,337
Operating depreciation and amortization	1,032	603	—	1,635
Profit before corporate selling, general, and administrative expenses	$ 5,182	$ 1,355	$ —	$ 6,537
Selling, general, and administrative expenses			5,756	5,756
Depreciation and amortization from SG&A			137	137
Total selling, general, and administrative expenses			5,893	5,893
Other expense - net			1	1
Operating income				$ 643

Total assets by segment as of March 23, 2013 and December 29, 2012 were as follows (in thousands):

	March 23, 2013	December 29, 2012

Total Assets:
Environmental Services	$ 62,085	$ 57,092
Oil Business	89,048	87,222
Unallocated Corporate Assets	52,520	54,797
Total	$ 203,653	$ 199,111

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, and inventories allocated to each segment. Assets for the Corporate unallocated amounts consist of property, plant, and equipment used at the Corporate headquarters, as well as cash and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	First Quarter Ended,
	(Dollars in Thousands)

	March 23, 2013	March 24, 2012

Net income (loss)	$ (420)	$ 270

Interest expense - net	106	187

Provision for income taxes	(407)	186

Depreciation and amortization	1,859	1,772

EBITDA(*)	$ 1,138	$ 2,415

*EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

CONTACT: Mark DeVita
         Chief Financial Officer
         (847) 836-5670